EXHIBIT 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES RECORD 2006 REVENUES OF $25.3 MILLION ON 32.6% UNIT SALES INCREASE

LITTLE ELM, Texas, April 10, 2007—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported record total revenues of $25.3 million for the year ended December 31, 2006, an increase of 4.5% over 2005. Unit sales rose 32.6%. These gains were due largely to higher sales volumes in the international and alternate care markets, which includes nursing homes. Total sales in 2006 also included $4.4 million in reimbursed discounts compared with $3.1 million in the previous year. This reimbursement program, which ended in 2006, stemmed from the Company’s 2003 legal settlement with a large hospital group purchasing organization (GPO).

Despite these improvements, the loss applicable to common shareholders for 2006 widened to $5.3 million, compared with $2.7 million in 2005. This resulted from significantly higher operating expenses, including sales and marketing expenses as well as general and administrative costs. Sales and marketing expenses, including compensation costs and travel and entertainment, rose as the Company continued to build its national sales force. General and administrative costs increased mainly because of higher legal costs, compensation expense, consulting costs, and taxes other than income taxes.  As a result of these developments, the gross profit margin declined to 29.8% in 2006 from 36.3% the year before.

The provision for income tax benefits of $1.3 million consists primarily of federal taxes subject to carry back provisions.  State income taxes are also subject to the various states’ carry back rules.

Further details are available on Form 10-K filed on April 2, 2007 with the Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to maintain liquidity; maintenance of patent protection; the impact of current and potential litigation; the impact of dramatic increases in demand; the Company’s ability to maintain and quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other larger market players, specifically Becton Dickinson and Company, Inc., in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$46,814,689	$52,513,935
Accounts receivable	1,956,756	3,404,908
Inventories, net	6,385,780	3,297,726
Income taxes receivable	2,355,732	561,062
Current deferred tax asset	—	1,245,508
Other current assets	267,707	462,150
Total current assets	57,780,664	61,485,289

Property, plant, and equipment, net	12,212,140	11,925,976
Intangible assets, net	279,846	316,926
Other assets	522,294	27,334
Total assets	$70,794,944	$73,755,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,247,630	$2,345,613
Current portion of long-term debt	261,905	295,417
Accrued compensation	472,573	388,726
Marketing fees payable	1,419,760	1,419,760
Accrued royalties to shareholder	2,755	540,888
Other accrued liabilities	440,253	467,812
Current deferred tax liability	45,697	—
Total current liabilities	6,890,573	5,458,216

Long-term debt, net of current maturities	4,137,231	4,350,625
Long-term deferred tax liability	56,828	711,443
Total liabilities	11,084,632	10,520,284

Stockholders’ equity:
Preferred Stock $1 par value:
Series I, Class B	164,000	171,000
Series II, Class B	224,700	255,200
Series III, Class B	135,245	135,245
Series IV, Class B	553,500	556,000
Series V, Class B	1,363,721	1,381,221
Common Stock	—	—
Additional paid-in capital	54,709,108	54,307,053
Retained earnings	2,560,038	6,429,522
Total stockholders’ equity	59,710,312	63,235,241
Total liabilities and stockholders’ equity	$70,794,944	$73,755,525

RETRACTABLE TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004
Sales, net	$20,897,207	$21,156,666	$21,135,943
Reimbursed discounts	4,427,312	3,078,350	385,757
Total sales	25,324,519	24,235,016	21,521,700
Cost of Sales
Costs of manufactured product	15,684,450	13,713,675	14,564,404
Royalty expense to shareholder	2,093,822	1,715,024	1,846,195
Total cost of sales	17,778,272	15,428,699	16,410,599
Gross profit	7,546,247	8,806,317	5,111,101

Operating expenses:
Sales and marketing	5,545,500	4,148,688	3,648,454
Research and development	958,798	934,209	626,941
General and administrative	7,756,647	6,600,133	8,834,527
Total operating expenses	14,260,945	11,683,030	13,109,922
Loss from operations	(6,714,698)	(2,876,713)	(7,998,821)

Interest income	1,976,406	1,372,715	475,121
Interest expense, net	(411,154)	(339,688)	(243,922)
Litigation settlements, net	—	—	74,635,362
Net income (loss) before income taxes	(5,149,446)	(1,843,686)	66,867,740
Provision (benefit) for income taxes	(1,279,962)	(605,363)	12,176,345
Net income (loss)	(3,869,484)	(1,238,323)	54,691,395
Preferred Stock dividend requirements	(1,451,321)	(1,502,887)	(1,993,516)
Earnings (loss) applicable to common shareholders	(5,320,805)	$(2,741,210)	$52,697,879

Earnings (loss) per share -basic	$(0.23)	$(0.12)	$2.33

Earnings (loss) per share -diluted	$(0.23)	$(0.12)	$2.08

Weighted average common shares outstanding	23,591,999	23,332,277	22,600,166

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com